Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

MOSAIC ANNOUNCES SENIOR LEADERSHIP CHANGES

PLYMOUTH, MN, November 1, 2018 - The Mosaic Company (NYSE: MOS) today announced several changes to its Senior Leadership Team, all effective January 1, 2019:
Walt Precourt, currently Senior Vice President - Phosphates, will become Senior Vice President - Strategy and Growth. This new group will include Mosaic’s Business Development and Market and Strategic Analysis teams.
Mr. Precourt joined Mosaic in 2009 to lead the company’s Environment, Health and Safety efforts. He subsequently served as Senior Vice President - Potash. In his new role, Mr. Precourt will work from the company’s Tampa headquarters office. He will remain a member of the company’s Senior Leadership Team.
Bruce Bodine, currently Senior Vice President - Potash, will become Senior Vice President - Phosphates. Mr. Bodine joined a Mosaic predecessor in 1999 and has served in a variety of roles in the potash and phosphates business units. He will be based in the company’s offices in FishHawk, Florida, and will remain a member of the Senior Leadership Team.
Karen Swager, currently Vice President - Minerals in the Phosphates Business Unit, will become Senior Vice President - Potash. Since joining a Mosaic predecessor in 1994, Ms. Swager has served as the general manager of individual mines and processing facilities and as head of processing and minerals. She will be based in the company’s Regina, Saskatchewan, Canada offices and she will join the Senior Leadership team.
“These changes represent an important step forward in Mosaic’s evolving strategy,” said President and CEO Joc O’Rourke. “While our potash, phosphates and Mosaic Fertilizantes businesses will remain the central engine that drives Mosaic, innovation and new avenues of growth are also important to our future success.

“I am confident that Walt, Bruce and Karen-all proven leaders-will help Mosaic achieve its remarkable potential in the years ahead.”

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

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